Exhibit 4.1
SECOND SUPPLEMENTAL INDENTURE
     This Second Supplemental Indenture (the “Second Supplemental Indenture”), is entered into as of September 14, 2011, by and among CapitalSource Inc., a Delaware corporation (the “Company”), CapitalSource Finance LLC, a Delaware limited liability company, as guarantor (the “Guarantor”), and U.S. Bank National Association, as trustee (the “Trustee”).
W I T N E S S E T H:
     WHEREAS, the Company, the Guarantor and the Trustee executed and delivered an Indenture, dated as of July 27, 2009, as amended by the Supplemental Indenture among the Company, the Guarantor and the Trustee, dated as of December 9, 2010 (together, and as amended, supplemented, waived or otherwise modified, the “Indenture”), pursuant to which the Company issued $300,000,000 initial aggregate principal amount of the Company’s 12.75% First Priority Senior Secured Notes due 2014 (the “Notes”);
     WHEREAS, Section 9.02 of the Indenture provides that the Company and the Trustee may amend or supplement certain of the provisions of the Indenture with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding not owned by the Company or any of its affiliates or their respective subsidiaries (the “Outstanding Amount”) (such consent being referred to herein as the “Requisite Consents”); provided, however, that the consent of the Holders of at least 66 2/3% in aggregate principal amount of the Outstanding Amount (the “Two-Thirds Consent”) is required to amend the covenant entitled “Impairment of Security Interest” in the Indenture;
     WHEREAS, the Company has offered to purchase for cash (the “Offer”) any and all of the outstanding Notes upon the terms and subject to the conditions set forth in the Offer to Purchase and Consent Solicitation, dated August 31, 2011 (together with any extensions, supplements or amendments thereto, the “Statement”), and the accompanying Letter of Transmittal and Consent (together with any extensions, supplements or amendments thereto, the “Letter of Transmittal and Consent”) and has solicited consents (the “Consent Solicitation”) from Holders of the Notes to certain amendments to the Indenture (the “Proposed Amendments”), all but one of which require the Requisite Consents (the “Majority Amendments”) and one of which requires the Two-Thirds Consent (the “Two-Thirds Amendment”), upon the terms and subject to the conditions set forth in the Statement and the Letter of Transmittal and Consent;
     WHEREAS, the Company has received the Two-Thirds Consent to effect all of the Proposed Amendments to the Indenture;
     WHEREAS, the Company has been authorized by the Board of Directors to enter into this Second Supplemental Indenture;
     WHEREAS, pursuant to Section 9.02 of the Indenture, the Trustee is authorized to execute and deliver this Second Supplemental Indenture;
     NOW, THEREFORE, in consideration of the premises and covenants and agreements contained herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Guarantor and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:
ARTICLE 1

DEFINITIONS
Section 1.01 Capitalized Terms.
     All capitalized terms contained in this Second Supplemental Indenture shall, except as specifically provided for herein and except as the context may otherwise require, have the meanings given to such terms in the Indenture. In the event of any inconsistency between the Indenture and the Second Supplemental Indenture, this Second Supplemental Indenture shall govern. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Second Supplemental Indenture refer to this Second Supplemental Indenture as a whole and not to any particular section hereof.
Section 1.02 Section References.
     Section references contained in this Second Supplemental Indenture (other than in Article 2 hereof) are to sections in this Second Supplemental Indenture unless the context requires otherwise.
ARTICLE 2

AMENDMENTS
Section 2.01 Majority Amendments.
     (a) Pursuant to the terms of the Statement and the Letter of Transmittal and Consent and the receipt of the Requisite Consents, the Indenture is hereby amended to delete each of the following sections in their entirety and, in the place of each such section, insert in lieu thereof the phrase [“Intentionally Omitted”]. Any and all references to such sections, any and all obligations thereunder, and any event of default related solely to the following sections are hereby deleted throughout the Indenture, and such sections and references shall be of no further force or effect:
A.    Section 4.03 (Reports);
B.    Section 4.05 (Taxes);
C.    Section 4.06 (Stay, Extension and Usury Laws);
D.    Section 4.07 (Limitation on Restricted Payments);
E.    Section 4.08 (Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries);
F.    Section 4.09 (Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock);
G.    Section 4.10 (Limitation on Asset Sales);
H.    Section 4.11 (Limitations of Business Activities);
I.    Section 4.12 (Limitations on Transactions with Affiliates);

J.    Section 4.13 (Limitation on Liens);
K.    Section 4.14 (Loan Collateral Repayments);
L.    Section 4.15 (Change of Control);
M.    Section 4.17 (Corporate Existence);
N.    Section 4.18 (Additional Guarantors or I/C Notes Issuers);
O.    Section 4.19 (Limitation on Investment Company Status);
P.    Section 4.21 (Limitation on the Issuances and Sales of Capital Stock of Wholly Owned Restricted Subsidiaries); and
Q.    Section 4.22 (Maintenance of Insurance, Properties, Books and Records).
     (b) Pursuant to the terms of the Statement and the Letter of Transmittal and Consent and the receipt of the Requisite Consents, the Indenture is hereby amended as follows:
A.	Section 5.01 of the Indenture is hereby amended by deleting subsection (a)(iv) and inserting in lieu thereof the phrase [“Intentionally Omitted”]. Any and all references to subsection (a)(iv) of Section 5.01 are hereby deleted throughout the Indenture.
B.	Section 6.01 of the Indenture is hereby amended by deleting subsections (c), (e) and (f) and, in the place of each such subsection, inserting in lieu thereof the phrase [“Intentionally Omitted”]. Any and all references to subsections (c), (e) and (f) of Section 6.01 are hereby deleted throughout the Indenture.
     (c) All definitions in the Indenture that are used exclusively in the sections deleted pursuant to Section 2.01(a) and Section 2.01(b) of this Second Supplemental Indenture hereby are deleted.
Section 2.02 Two-Thirds Amendment.
     (a) Pursuant to the terms of the Statement and the Letter of Transmittal and Consent and the receipt of the Two-Thirds Consent, the Indenture is hereby amended to delete Section 4.20 (Impairment of Security Interest) in its entirety and, in the place of such section, insert in lieu thereof the phrase [“Intentionally Omitted”]. Any and all references to Section 4.20, any and all obligations thereunder, and any event of default related solely to such section are hereby deleted throughout the Indenture, and Section 4.20 and references thereto shall be of no further force or effect.
     (b) All definitions in the Indenture that are used exclusively in the section deleted pursuant to Section 2.02 of this Second Supplemental Indenture hereby are deleted.
ARTICLE 3

EFFECT
Section 3.01 Effect.

     This Second Supplemental Indenture shall become effective and binding upon the Company, the Guarantor, the Trustee and the Holders of the Notes immediately upon its execution and delivery by the parties hereto. Notwithstanding the foregoing, the amendments set forth in (i) Section 2.01 above shall become operative only when the Requisite Consents are received pursuant to the Consent Solicitation and the Holders of Notes have received the consideration described in the Statement and (ii) Section 2.02 above shall become operative only when the Two-Thirds Consent is received pursuant to the Consent Solicitation and the Holders of Notes have received the consideration described in the Statement; provided, however, that (i) this Second Supplemental Indenture shall cease to be operative if the Company fails to purchase outstanding Notes comprising at least a majority in principal amount of the Outstanding Amount prior to the termination of the Offer and (ii) Section 2.02 above shall cease to be operative if the Company fails to purchase outstanding Notes comprising at least 66 2/3% in aggregate principal amount of the Outstanding Amount prior to the termination of the Offer.
ARTICLE 4

MISCELLANEOUS
Section 4.01 Ratification of Indenture.
     The Indenture, as supplemented and amended by this Second Supplemental Indenture, is ratified and confirmed, and this Second Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided. If any provision of this Second Supplemental Indenture is inconsistent with a provision of the Indenture, the terms of this Second Supplemental Indenture shall govern.
Section 4.02 No Personal Liability of Directors, Officers, Employees and Stockholders.
     No director, officer, employee, incorporator or stockholder of the Company, and no director, trustee, officer, employee, incorporator or shareholder (other than the Company or a Restricted Subsidiary) of any Subsidiary, as such, will have any liability for any obligations of the Company under this Second Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation.
Section 4.03 Governing Law.
     THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THIS SECOND SUPPLEMENTAL INDENTURE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.
Section 4.04 Severability.
     In case any provision in this Second Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 4.05 Counterpart Originals.
     The parties may sign any number of copies of this Second Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.
Section 4.06 Effect of Headings.
     The Section headings herein have been inserted for convenience only and shall not affect the construction hereof.
Section 4.07 Entire Agreement.
     This Second Supplemental Indenture, together with the Indenture as amended hereby, contains the entire agreement of the parties, and supersedes all other representations, warranties, agreements and understandings between the parties, oral or otherwise, with respect to the matters contained herein and therein.
Section 4.08 Benefits of Second Supplemental Indenture.
     Nothing in this Second Supplemental Indenture or the Indenture, express or implied, shall give to any person, other than the parties hereto and thereto and their successors hereunder and thereunder, and the Holders, any benefit of any legal or equitable right, remedy or claim under the Indenture or the Second Supplemental Indenture.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed, all as of the date first above written.

Very truly yours, CAPITALSOURCE INC.
By:	/s/ Jeffrey A. Lipson
	Name:	Jeffrey A. Lipson
	Title:	Senior Vice President and Treasurer

CAPITALSOURCE FINANCE LLC
By:	/s/ Jeffrey A. Lipson
	Name:	Jeffrey A. Lipson
	Title:	Senior Vice President and Treasurer

U.S. BANK NATIONAL ASSOCIATION, as Trustee
By:	/s/ Raymond S. Haverstock
	Name:	Raymond S. Haverstock
	Title:	Vice President